[KPMG PEAT MARWICK LLP LETTERHEAD]

                                                               EXHIBIT 23.1




The Board of Directors
Princeton National Bancorp, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Princeton National Bancorp, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Princeton National Bancorp, Inc.


                                          KPMG PEAT MARWICK LLP

Chicago, Illinois
December 14, 1998